EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
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Contact:         Kimberly A. DeBra                                                                            December 21, 2007
SVP/Corporate Communications
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Bank to Open Full Service Financial Center in Auburn

First Northern Bank (FNRN:OB), a leading independent community bank serving the greater Sacramento area since 1910, is pleased to announce its intention to open a full service Financial Center in Auburn, Calif., as soon as suitable office space is secured. The Bank’s Auburn Financial Center will provide personal and business banking services, real estate mortgage loans, Small Business Administration loans, asset management & trust services, and a full range of investment, insurance and brokerage services through Raymond James Financial Services, Inc. First Northern Bank is also one of the few community banks to offer Deposit Capture, an electronic deposit service allowing businesses to deposit their checks remotely, from their place of business, any time day or night, using a desktop scanner.

First Northern Bank opened its Roseville Branch in 2005 and its Folsom Financial Center in 2006.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Sacramento, Placer, Solano, Yolo, and parts of El Dorado counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville and most recently in Folsom. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. First Northern Bank’s stock is listed on the OTC Bulletin Board under the ticker symbol “FNRN.” The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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